UNISOURCE ENERGY CORPORATION
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                                                        Three Months Ended
                                                           September 30,
                                                         1999        1998
                                                        ------      ------
                                                     - Thousands of Dollars -
                                                     (except per share data)

BASIC EARNINGS PER SHARE:

 Net Income                                            $51,669     $33,673

 Average Shares of Common Stock Outstanding             32,332      32,174
                                                      ---------    --------

Basic Earnings Per Share                               $  1.60     $  1.05
                                                      =========    ========


DILUTED EARNINGS PER SHARE:

 Net Income                                            $51,669     $33,673

 Average Shares of Common Stock Outstanding             32,332      32,174
 Effect of Dilutive Securities:
  Warrants                                                   -           -
  Options and Stock Issuable under Employee Benefit
   Plans                                                   341          40
                                                      ---------    --------
 Total Shares                                           32,673      32,214
                                                      ---------    --------

Diluted Earnings Per Share                             $  1.58     $  1.05
                                                      =========    ========

     4.6 million of the 7.6 million warrants outstanding are exercisable into TEP common stock. However, the dilutive effect is the same as it would be if the warrants were exercisable into UniSource Energy Common Stock.





































UNISOURCE ENERGY CORPORATION
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                                                         Nine Months Ended
                                                           September 30,
                                                         1999        1998
                                                        ------      ------
                                                     - Thousands of Dollars -
                                                     (except per share data)

BASIC EARNINGS PER SHARE:

 Net Income                                            $49,849     $27,696

 Average Shares of Common Stock Outstanding             32,309      32,150
                                                      ---------    --------

Basic Earnings Per Share                               $  1.54     $  0.86
                                                      =========    ========


DILUTED EARNINGS PER SHARE:

 Net Income                                            $49,849     $27,696

 Average Shares of Common Stock Outstanding             32,309      32,150
 Effect of Dilutive Securities:
  Warrants                                                   -          42
  Options and Stock Issuable under Employee Benefit
   Plans                                                   225          54
                                                      ---------    --------
 Total Shares                                           32,534      32,246
                                                      ---------    --------

Diluted Earnings Per Share                             $  1.53     $  0.86
                                                      =========    ========

     4.6 million of the 7.6 million warrants outstanding are exercisable into TEP common stock. However, the dilutive effect is the same as it would be if the warrants were exercisable into UniSource Energy Common Stock.